Exhibit 99.1

Claus Moldt Succeeds Dr. Stuart Wells as FICO Executive Vice President and Chief Technology Officer

SAN JOSE, CA — August 21, 2019 — Global analytics software company FICO announced today that Dr. Stuart Wells, executive vice president and chief technology officer, has resigned from the company for personal reasons. Claus Moldt, FICO’s chief information officer, has been promoted to Dr. Wells’ post, effective immediately. Dr. Wells will remain with the firm in an advisory role through the end of the year to ensure a smooth transition.

“In his nine years with FICO, Stuart has built the FICO Decision Management Platform, an advanced analytics platform that has radically changed the way we develop our solutions and bring value to our customers,” said Will Lansing, FICO’s chief executive officer. “He has also overseen our migration to the cloud, and built an absolutely world-class software team. He and Claus have worked closely together to bring these strategies to fruition, and Claus is ideally positioned to continue FICO’s technology transformation. On behalf of FICO’s board, management team and the entire firm, I thank Stuart for his vision and leadership.”

Prior to joining FICO in 2016, Moldt was CEO of mPath, an enterprise-scale rapid mobile application development platform built from the ground up on Amazon Web Services. Before that he was the global CIO and senior vice president of service delivery at Salesforce. He previously held leadership positions at eBay, Oracle and Loudcloud.

“FICO was an early mover to the cloud, and a pioneer in the development of analytics-based services,” said Moldt. “As a result, we are helping organizations worldwide accelerate their digital transformation, making complex, critical decisions at scale based on a holistic view of their customers. By future-proofing our business, Stuart and I have worked to future-proof our customers’ businesses, and I am excited about advancing FICO’s product development while working more closely with our customers.”

About FICO

FICO (NYSE: FICO) powers decisions that help people and businesses around the world prosper. Founded in 1956 and based in Silicon Valley, the company is a pioneer in the use of predictive analytics and data science to improve operational decisions. FICO holds more than 190 U.S. and foreign patents on technologies that increase profitability, customer satisfaction and growth for businesses in financial services, telecommunications, health care, retail and many other industries. Using FICO solutions, businesses in more than 100 countries do everything from protecting 2.6 billion payment cards from fraud, to helping people get credit, to ensuring that millions of airplanes and rental cars are in the right place at the right time. Learn more at http://www.fico.com. Join the conversation at https://twitter.com/fico & http://www.fico.com/en/blogs/

For FICO news and media resources, visit www.fico.com/news.

Statement Concerning Forward-Looking Information

Except for historical information contained herein, the statements contained in this news release that relate to FICO or its business are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the success of the Company’s Decision Management strategy and reengineering plan, the maintenance of its existing relationships and ability to create new relationships with customers and key alliance partners, its ability to continue to develop new and enhanced products and services, its ability to recruit and retain key technical and managerial personnel, competition, regulatory changes applicable to the use of consumer credit and other data, the failure to realize the anticipated benefits of any acquisitions, continuing material adverse developments in global economic conditions, and other risks described from time to time in FICO’s SEC reports, including its Annual Report on Form 10-K for the year ended September 30, 2018. If any of these risks or uncertainties materializes, FICO’s results could differ materially from its expectations. FICO disclaims any intent or obligation to update these forward-looking statements.

Contacts:

FICO Media:	FICO Investors/Analysts:
Greg Jawski Porter Novelli for FICO +1 212-601-8248 greg.jawski@porternovelli.com	Steven Weber FICO +1 800-213-5542 investor@fico.com